QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wave Systems Corp.:

        We consent to the incorporation by reference in the registration statements Nos. 333-177644, 333-175046, 333-150340, 333-141429, 333-130409, 333-114476, 333-112017, 333-106632, 333-99469, 333-92845, 333-46330, 333-33236, 333-38265, 333-28819, 333-20017, 333-73236 and 333-65648 on Form S-3 and Nos. 333-178128, 333-164320, 333-125203, 333-144147, 333-144139, 333-88665, 333-68911, 333-69041, 333-11611 and 333-11609 on Form S-8 of Wave Systems Corporation, of our report dated March 30, 2012, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Wave Systems Corp.

        Our report dated March 30, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states Wave Systems Corp. acquired Safend Ltd. on September 22, 2011, and management excluded from its assessment of the effectiveness of Wave Systems Corp.'s internal control over financial reporting as of December 31, 2011, Safend Ltd.'s internal control over financial reporting associated with total assets of $17,748,523 and total revenues of $1,723,197 included in the consolidated financial statements of Wave Systems Corp. and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of Wave Systems Corp. also excluded an evaluation of the internal control over financial reporting of Safend Ltd.

        Our report dated March 30, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effects of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment a material weakness as of December 31, 2011 related to significant transactions.

        Our report dated March 30, 2012 contains an explanatory paragraph that states that Wave Systems Corp. has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
March 30, 2012

QuickLinks

  EXHIBIT 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM